UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 15, 2006 (December 14, 2006)

(Date of Earliest Event Reported)

CREDENCE SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-22366	94-2878499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1421 California Circle Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)

408-635-4300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2006, Credence Systems Corporation (“Credence” or the “Company”) entered into separate exchange and purchase agreements with certain holders of its existing 1.5% Convertible Subordinated Notes due 2008 (the “Old Notes”), pursuant to which holders of an aggregate of $72.5 million of the Old Notes agreed to (a) exchange their Old Notes for $72.5 million in aggregate principal amount of a new series of 3.5% Convertible Senior Subordinated Notes due 2010 (the “New Notes”), plus accrued and unpaid interest on the Old Notes at the day prior to the closing of the exchange and (b) purchase additional New Notes in an aggregate principal amount of $50 million. The New Notes contain provisions known as net share settlement which require that, upon conversion of the New Notes, Credence will pay holders in cash for up to the principal amount of the converted New Notes. Any amounts in excess of this cash amount will be settled in shares of Credence common stock, or at the Company’s option, cash. In addition, the New Notes have a 2010 maturity date versus the 2008 maturity date on the Old Notes. The coupon on the New Notes is 3.5% versus the 1.5% coupon on the Old Notes. Additional information regarding the exchange and issuance and the terms of the New Notes is contained in the Company’s press release attached hereto an exhibit.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above, which is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated December 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDENCE SYSTEMS CORPORATION

By:	/s/ Byron W. Milstead
Byron W. Milstead
Senior Vice President, General Counsel and Assistant Secretary

Date: December 15, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 15, 2006